Exhibit 10.45

SECOND AMENDMENT TO SUBLEASE

This Second Amendment to Sublease (“Second Amendment”) is made as of December 8, 2010 (the “Execution Date”) between ARIBA, INC. a Delaware corporation (“Sublandlord”), and JUNIPER NETWORKS, INC., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord and Moffett Park Drive LLC, a California limited liability company (“Master Landlord”), entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, which has been amended by a letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated October 31, 2002, a Third Amendment to Lease dated October 21, 2004, and a Fourth Amendment to Lease dated July 6, 2007 (collectively, “Master Lease”). The Master Lease expires on January 24, 2013 (“Master Lease Expiration Date”).

B. NetScreen Technologies, Inc. (“Netscreen”), and Sublandlord entered into a Sublease dated October 18, 2002, as amended by that certain First Amendment to Sublease dated June 15, 2007 (“First Amendment”) and further amended by that certain letter Amendment dated November 9, 2007 (“Sublandlord’s Server Room Exit Notice”) and letter Amendment dated April 9, 2008 (“Subdivided Server Room and Utility Consumption – Building One Premises”) (collectively the “Sublease”), under which Sublandlord is currently subleasing to Subtenant approximately 174,962 rentable square feet of space in Building Three, approximately 4,707 rentable square feet of space in Building Four, and approximately 88,927 rentable square feet of space in Building One (88,742 rentable square feet of space pursuant to the First Amendment and 185 rentable square feet of space pursuant to the Subdivided Server Room and Utility Consumption – Building One Premises).

C. Subtenant is the successor in interest to Netscreen under the Sublease. Subtenant, Sublandlord and Master Landlord also entered into that certain Recognition Agreement dated October 31, 2002 and amended by the First Amendment to Recognition Agreement dated June 15, 2007 (collectively the “Recognition Agreement”) and Consent to Sublease dated October 31, 2002 as amended by that certain Consent to Sublease dated July 6, 2007 (collectively the “Consent”).

D. Whereas; Subtenant’s Expansion Option to extend into the Building One Expansion Space under the First Amendment expired, and Sublandlord and Subtenant now desire to amend and modify certain portions of the Sublease to expand the Premises, all upon the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the foregoing recitals and the respective undertakings of the parties, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Capitalized Terms. Each capitalized term used in this Second Amendment shall have the meaning ascribed to it in the Sublease, unless such term is otherwise defined in this Second Amendment.

2. Definitions. The following definitions are hereby amended or added to the Sublease and this Second Amendment:

(a) Premises. Commencing on the Building One Expansion Premises Delivery Date, this term shall be amended to mean, collectively, the Building One Premises, the Building One Expansion Premises, the Building Three Premises, and the Building Four Premises.

(b) Building One Premises. The entire third and fourth floors of Building One, as well as the Subdivided Server Room on the first floor of Building One, which the parties hereby conclusively agree contain a total of 88,927 rentable square feet, as more particularly described in the First Amendment to Sublease and letter Amendment dated April, 9, 2008 (“Subdivided Server Room and Utility Consumption - Building One Premises”).

(c) Building One Expansion Premises. The balance of the first floor of Building One, which the parties hereby conclusively agree contains a total of 42,835 rentable square feet together with the entire second floor of Building One, which the parties hereby conclusively agree contain a total of 43,320 rentable square feet, as more particularly described on Exhibit A attached to this Second Amendment. The parties agree that the Building One Expansion Premises consists of a total of 86,155 rentable square feet.

(d) Rentable Area of Premises. Commencing with the Building One Expansion Premises Delivery Date, anticipated to be November 1, 2010, this term shall be revised to be 354,751 rentable square feet as further defined below:

Building Three Premises – 174,962 square feet

Building Four Premises – 4,707 Square feet

Building One Premises – 88,927 Square feet

Building One Expansion Premises – Commencing with the Building OneExpansion Premises Delivery Date anticipated to be November 1, 2010 this term shall be revised to mean 42,835 rentable square feet on the first floor of Building One, together with 43,320 rentable square feet on the second floor of Building One, for a total of 86,155 rentable square feet.

(e) Building One Expansion Premises Delivery Date. The date upon which the Sublandlord delivers actual possession of the Building One Expansion Premises space to the Subtenant. The balance of the first floor of Building One and second floor of Building One are anticipated to be delivered on November 1, 2010. Notwithstanding anything to the contrary contained herein, upon mutual execution of this Second Amendment, provided Subtenant has provided proof of insurance, Subtenant shall have the right to immediate access to the Building One Expansion Premises space solely for the purposes of due diligence, design and planning.

Subtenant shall not perform any construction, alteration, addition, repair or other work to the Building One Expansion Premises during such early access period.

(f) Building One Expansion Premises Term Commencement Dates. Term Commencement for Building One Expansion Premises shall be the Building One Expansion Premises Delivery Date.

(g) Building One Expansion Premises Rent Commencement Date. Rent Commencement for the Building One Expansion Premises shall be forty five (45) days after the Building One Expansion Premises Delivery Date.

(h) Sublease Expiration Date. January 24, 2013, which is coterminous with the Master Lease Expiration Date, and shall apply to the entire Premises, as defined in Paragraph 2(a), including all delivered Building One Expansion Premises.

(i) Building One Expansion Premises Monthly Base Rent. Monthly Base Rent for the Building One Expansion Premises shall be as follows:

TIME PERIOD*	RENT/PSF /MONTH	BLDG 1 EXPANSION PREMISES	MONTHLY BASE RENTAL
Building One Expansion Premises Delivery Date – 45 days following the Building One Expansion Premises Delivery Date	$0	86,155
Building One Expansion Premises Rent Commencement Date – 01/24/13	$.75	86,155	$64,616.25

*	In accordance with Section 2(e), (g) and (f) of this Second Amendment, the Sublandlord shall deliver the Building One Expansion Premises on Building One Expansion Premises Delivery Date and Monthly Base rent for such space shall commence upon the Building One Expansion Premises Rent Commencement Date.

(j) Master Landlord Consent. The written consent of Master Landlord to this Second Amendment on terms reasonably acceptable to the parties, including consent to Subtenant’s Permitted Use of the Premises. The parties agree that a written consent that is substantially similar to the Consent (as defined in Recital C above), revised on commercially reasonable terms, shall be deemed reasonably acceptable to both parties.

(k) Subtenant’s Project Share. Commencing on the Building One Expansion Space Delivery Date, this term shall be revised to be 49.55%

(l) Subtenant’s Building Share.

(i) Building Three Premises – 100%.

(ii) Building Four Premises – 0%.

(iii) Building One Premises – 50.79% as of the date of this Second Amendment and continuing through the Building One Expansion Premises Delivery Date. Following the Building One Expansion Premises Delivery Date this term shall be revised to be 100%.

3. Expansion.

(a) Commencing upon the Building One Expansion Premises Delivery Date the Sublandlord hereby sublease and demises to Subtenant and the Subtenant hereby subleases and accepts from Sublandlord, on the terms and conditions set forth herein, the Building One Expansion Premises.

(b) Sublandlord shall deliver possession of that portion of the Building One Expansion Premises to Subtenant where the Sublandlord tenders vacant possession of the Building One Expansion Premises to Subtenant in accordance with the condition required by this Second Amendment. If the Building One Expansion Premises Delivery Date shall not have occurred within sixty (60) days following the anticipated Building One Expansion Premises Delivery Date for the Building One Expansion Premises (the “Building One Premises Delivery Deadline”), then Subtenant shall have the right, but not the obligation, in its sole and absolute discretion to immediately terminate this Second Amendment as it relates to such undelivered Building One Expansion Premises by providing written notice thereof to the Sublandlord within five (5) days following the Building One Premises Delivery Deadline. If this Second Amendment is terminated in accordance with this Section, then any Base Rent for the Building One Expansion Premises together with any other consideration previously delivered to Sublandlord by Subtenant related to the Building One Expansion Premises shall be promptly refunded to Subtenant by Sublandlord and Subtenant shall be fully released from any further obligations and liabilities under this Second Amendment.

(c) Prior to the actual Building One Expansion Premises Delivery Date, commencing on the day Master Landlord Consent to this Second Amendment has been received (the “Building One Expansion Premises Early Access Date”), Sublandlord agrees where such space is vacant to provide Subtenant, its employees, agents, consultants and contractors with unrestricted early access and early entry to the Building One Expansion Premises at no cost to Subtenant (“Early Access”) in order that Subtenant may perform due diligence, design and planning activities in the Building One Expansion Premises, including installation of furniture, trade fixtures and equipment and telephone and data communications systems and cabling, and otherwise prepare the Building One Expansion Premises for occupancy by Subtenant and the operation of Subtenant’s business therein.

4. Delivery Condition. On the Building One Expansion Premises Delivery Date, Sublandlord shall deliver the Building One Expansion Premises with all access point, including elevators, doors and stairwells secured and accessible only to Subtenant and in broom clean condition. Sublandlord represents and warrants that as of the Building One Expansion Premises Delivery Date, the roof, all structural components of the Building, HVAC, electrical, plumbing, fire and life safety systems and elevator, parking lot and site lighting are operational, in good working order and condition and conform to codes in effect as of the Execution Date.

Sublandlord further represents and warrants that the Building One Expansion Premises are in compliance with all federal, state and municipal codes, including without limitation all environmental laws and the Americans with Disabilities Act (the “ADA”) (collectively, “Applicable Laws”).

5. Rent.

(a) To reflect the Building One Expansion Premises the term “Monthly Base Rent” shall be amended to include monthly base rent payable for the Building One Expansion Premises as provided in Section 2 hereof, and Subtenant shall pay to Sublandlord Monthly Base Rent as so revised. The term “Base Rent” as used in the Sublease shall mean Monthly Base Rent as so revised.

(b) Commencing on the Building One Expansion Premises Rent Commencement Date, Subtenant’s Project Share and Subtenant’s Building Shares shall be revised as provided in Section 2 hereof.

6. Permitted Use. Subtenant may use the Building One Expansion Premises or any legally permitted use consistent with the character and zoning criteria for the Project and for any other uses permitted under the Master Lease, including but not limited to general and administrative office, research and development, laboratory, manufacturing, training and fitness center, warehouse, storage and cafeteria uses; provided, however, that Subtenant shall not use the Building One Expansion Premises for any use that is not permitted under the Master Lease.

7. Security Deposit. Sublandlord is in possession of Six Hundred Thousand Dollars ($600,000) cash or other immediately available funds, which amount Sublandlord shall continue to hold as a Security Deposit in accordance with Article 7 of the First Amendment to Sublease instrument dated June 15, 2007. Sublandlord shall not require an additional Security Deposit for the Building One Expansion Premises.

8. Initial Subtenant Improvements. At its sole cost and expense, Subtenant shall have the right to construct certain initial leasehold improvements to the Building One Expansion Premises in accordance with the Work Letter attached hereto as Exhibit C (the “Initial Subtenant Improvements”); provided that such improvements comply with the provisions of Section 6.03 of the Master Lease (including the requirement to obtain the Master Landlord’s Consent thereto).

9. Restoration. Subtenant shall have no responsibility to perform any restoration obligation that Sublandlord may have to Master Landlord under the Master Lease with respect to any leasehold improvements installed at the Building One Expansion Premises prior to the delivery date. If, simultaneously with its written request to Sublandlord for approval of any Subtenant Owned Alterations or Utility Installation (including the Initial Subtenant Improvements), Subtenant requests in writing that Sublandlord notify Master Landlord requesting a written statement from Master Landlord indicating if Master Landlord shall require or shall not require Sublandlord to remove such alterations or installations, then Sublandlord shall promptly request such written statement from Master Landlord. Notwithstanding Article 8.4 of the Sublease instrument dated October 18, 2002 to the contrary, Sublandlord shall not require removal of such alterations or installations except to the extent that Master Landlord requires such removal. Subtenant shall have the right to remove all of Subtenant’s trade fixtures and personal property from the Premises at any time during the Term.

10. Furniture.

(a) Subject to the terms and provisions of Section 1.7 of the Sublease instrument dated October 18, 2002, commencing on the Building One Expansion Premises Term Commencement Dates, Sublandlord shall lease to Subtenant and Subtenant shall lease from Sublandlord, at no additional rent, the furniture and equipment located in the Building One Expansion Premises described more fully in Exhibit B-1 and B-2 attached hereto (the “Building One Expansion Premises Furniture). During the first thirty (30) days following the Building One Expansion Premises Delivery Date the Subtenant shall have the right to give Sublandlord notice of any Building One Expansion Premises Furniture that is damaged and beyond ordinary reasonable use without repair. Sublandlord shall within ten (10) business days of receipt of such notice either elect to remove such damaged Building One Expansion Premises Furniture and dispose of or store the same at Sublandlord’s sole cost and expense or Sublandlord shall have the right to carry out such necessary repairs at Sublandlord’s sole cost and expense and such repaired Building One Expansion Premises Furniture shall remain in the Building One Expansion Premises during the Building One Expansion Premises Term.

(b) Upon written notice thereof delivered to Sublandlord at least ninety (90) days prior to the Sublease Expiration Date, Subtenant may elect in its sole and absolute discretion to purchase the Furniture for its “fair market value” payable in cash or other immediately available funds on or before the Sublease Expiration Date. If the parties cannot agree upon the fair market value of the Furniture within thirty (30) days after Subtenant makes such election, either party hereto may submit the issue to arbitration with JAMS, LLC (“JAMS”) in San Jose, California, pursuant to Section 1280, et seq. of the California Code of Civil Procedure. Within ten (10) business days following the appointment of the arbitrator, each party shall state in writing its position concerning the issue supported by the reasons therefore with two copies delivered to the arbitrator. If either party fails timely to submit its position, the position submitted by the other party shall be deemed correct, and the arbitration shall be deemed concluded. The arbitrator shall arrange for a simultaneous exchange of positions and a hearing. After the hearing, the arbitrator shall select which of the two proposed positions most closely approximates his determination of the correct position and shall have no right to propose a middle ground or any modification of either of the two proposed positions. The position he chooses as most closely approximating his determination shall constitute the decision of the arbitrator and be final and binding upon the parties. In the event of a failure, refusal, or inability of the arbitrator to act, his successor shall be appointed by JAMS, or, if JAMS fails to do so within five (5) business days, as provided by the Act. The arbitrator shall attempt to decide the issue within ten (10) business days after the hearing. Both parties shall share the fee and expenses of the arbitrator. The prevailing party shall be entitled to collect its reasonable (as determined by the arbitrator) attorneys’ fees and costs from the unsuccessful party. The arbitrator shall have the right to consult experts and competent authorities with factual information or knowledge concerning the dispute and the fees of such authorities shall be shared equally by the parties.

(c) If Subtenant elects to purchase the Furniture, Sublandlord shall transfer the Furniture to Subtenant pursuant to a bill of sale in its as-is condition and without any representations or warranties. During the Term, Subtenant shall be responsible for, and if necessary shall reimburse Sublandlord with respect to, all costs and expenses related to the Furniture, including all insurance, maintenance, repair, replacement, and personal property tax costs.

11. Master Landlord Consent. This Second Amendment to Sublease shall become effective following mutual execution by the parties on the Execution Date and the receipt of Master Landlord’s Consent and Amended Recognition Agreement. Within two (2) business days following mutual execution of this Second Amendment, Sublandlord shall submit this Second Amendment to the Master Landlord for its consent and shall request that Master Landlord provide an Amended Recognition Agreement (as further described in Paragraph 15 below). The parties shall work together diligently and in good faith to obtain the Master Landlord Consent and Amended Recognition Agreement. Subtenant shall provide all reasonable financial and other information reasonably requested by the Master Landlord in connection with such efforts.

12. Signage. Subtenant shall have the right to install one exterior sign on Building One, subject, however to the terms of Paragraph 34 of the Sublease instrument dated October 18, 2002. Subtenant shall also have the right to install standard interior signage for the Building One Expansion Premises. Subtenant shall remove Subtenant’s Building One exterior signage, if any, on or before the expiration of the Sublease and repair any damages resulting therefrom.

13. Common Areas. Paragraph 1.3 of the Sublease instrument dated October 18, 2002 shall be amended to include the following clause thereof:

“(iii) as to Building One, Commencing on the Building One Expansion Premises Delivery Date, there will be no Building One Common Area for purposes of this Sublease for Building One.”

14. Deleted Provisions. Due to the fact that Subtenant failed to exercise the Expansion Option as outlined in the First Amendment to Sublease, sections 2(c), 2(f), 2(i), 2(j), 2(k), 10 and 11 of the First Amendment to Sublease are hereby deleted and of no further force and effect. Further, any reference to “Building One Expansion Space”, “Expansion Option”, or “Option to Expand” should be considered null and void. Pursuant to the Letter Amendment dated November 9, 2007, Section 19 of the First Amendment to Sublease shall be of no further force and effect.

15. Recognition Agreement. Sublandlord and Subtenant acknowledge and agree that this Second Amendment shall be subject and subordinate to all of the terms, covenants and conditions of the Recognition Agreement and Consent (as the same are defined in the Recitals above) and the Master Landlord Consent. Following the Execution Date, Sublandlord shall request from Master Landlord (as part of seeking consent to this Second Amendment) an amendment to the Recognition Agreement, in substantially similar form as attached hereto as Exhibit D to this Second Amendment. Sublandlord shall not unreasonably withhold, condition or delay Sublandlord’s approval and execution of the final form amendment to Recognition Agreement where Master Landlord has approved the same.

16. Notices. Any notice, claim, certificate, request, demand, consents, approvals, offers, statements and any other instruments or communications required or permitted to be given pursuant to the provisions of this Sublease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address provided below with copies of the same as further described below. The parties may change the address or person addressed by written notice.

Sublandlord’s address for notices:	Subtenant’s address for notices:

Ariba, Inc.	Juniper Networks, Inc.
807 Eleventh Avenue	1194 N. Mathilda Ave.
Sunnyvale, California 94089	Sunnyvale, California 94089
Attn: General Counsel	Attn: Vice President of Real Estate
Fax: (650) 390-1377	Fax: (408) 936-3062

With a copy to:	With copy of all notices to:

Ariba, Inc.	Juniper Networks, Inc.
210 Sixth Avenue	1194 N. Mathilda Ave.
Pittsburgh, Pennsylvania 15222	Sunnyvale, California 94089
Attn: Real Estate Manager	Attn: Legal Department
Fax: (412) 297-7989	Fax: (408) 936-1278

With copy of all default notices to:

Reed Smith LLP
101 Second Street,
Suite 1800
San Francisco, California 94105
Attn: Simon T. Adams, Esq.
Fax: (415) 391-8269

17. Brokers.

(a) Each party to this Second Amendment represents and warrants to the other party that it has had no dealings with any broker or agent in connection with this Second Amendment except for Jones Lang Lasalle Bay Area, Inc. exclusive real estate representative of Subtenant (“Subtenant’s Broker”), and Newmark Pacific, Inc., exclusive real estate representative of Sublandlord (Sublandlord’s Broker”).

(b) Sublandlord will pay a commission to Newmark Pacific, Inc. under separate agreement between Sublandlord and Newmark Pacific, Inc.

(c) Sublandlord, at Sublandlord’s sole cost and expense, agrees to pay a market commission to Jones Lang LaSalle Bay Area, Inc. (“Subtenant’s Broker”) as Subtenant’s exclusive real estate representative pursuant to the terms and conditions of a separate agreement.

(d) No other commissions shall be payable in connection with this transaction. Each party to this Second Amendment covenants and agrees to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys’ fees), expenses or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Subtenant’s Broker and Sublandlord’s Broker, with respect to this Second Amendment or the negotiation thereof on behalf of such party.

18. Use of Cafeteria and Fitness Center. Sublandlord continues to grant Subtenant the right for Subtenant’s directors and employees to the use and enjoyment of the Cafeteria and Fitness Center, which Subtenant shall use in accordance with the terms and conditions described in Exhibits E and F of the Sublease instrument dated October 18, 2002, respectively and with all reasonable rules and regulations relating to the same.

19. Indemnification. Notwithstanding anything to the contrary in the Sublease, Subtenant will have no obligation to indemnify, defend or hold harmless either Master Landlord or Sublandlord under such terms and conditions in the Master Lease to the extent that any of the claims, demands, liabilities or causes of action at issue are caused by Master Landlord’s, Sublandlord’s or any of their respective agents, contractors or employees, gross negligence or willful misconduct.

20. Sublandlord’s Compliance with Master Lease. Sublandlord covenants to timely and fully observe, perform and discharge all of its obligations under the Master Lease, except where the failure to do so would not have a material adverse effect (as reasonably determined by Subtenant) on Subtenant and except where such obligation is an obligation of Subtenant under the Sublease.

21. Direct Contracts for Service. Upon the Building One Expansion Premises Delivery Date, Sublandlord grants to Subtenant the right to enter into Direct Contracts for Service in Building One as such terms are further defined in Section 26(b) of the First Amendment to Sublease.

22. Building One Security System Modifications. At Subtenant’s sole cost and expense, and upon receipt of Master Landlord Consent to this Second Amendment, Sublandlord grants to Subtenant the right to convert the Building One security system to be consistent with the security system utilized in the Building Three Premises. Subtenant must obtain any and all applicable review and approvals under the Master Lease and Sublease as necessary.

23. Building One Expansion Premises Additional Rent. Commencing on the Building One Expansion Premises Delivery Date, Subtenant agrees to pay all pass-through operating expenses, including, but not limited to, common area maintenance, real estate taxes, and insurance costs, and utilities for the sublease of the Building One Expansion Premises. Commencing upon the Building One Expansion Premises Delivery Date, Subtenant must contract directly with the utility providers for utility consumption in Building One, and pay the same directly to the providers.

24. Miscellaneous.

(a) This Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, personal representatives, successors and assigns.

(b) This Second Amendment shall be construed in accordance with and governed by the laws of the State of California.

(c) This Second Amendment constitutes the entire understanding and agreement of Sublandlord and Subtenant with respect to the specific subject matter hereof, and shall supersede and replace all prior understandings and verbal representations. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this Second Amendment except as expressly set forth herein.

(d) This Second Amendment may not be modified, amended or terminated except pursuant to a written instrument duly executed by the parties hereto, or their successors-in-interest.

(e) Sublandlord and Subtenant shall each bear their own costs and expenses with respect to the negotiation, preparation and execution of this Second Amendment. If the form of the Second Amendment to the Recognition Amendment is substantially similar to the First Amendment to the Recognition Amendment, then Sublandlord and Subtenant shall each bear their own costs and expenses with respect to preparation and execution of the Second Amendment to the Recognition Amendment. However, should Master Landlord require changes to the form of such amendment which require negotiation, then Subtenant shall be responsible to reimburse Sublandlord for the costs incurred in the review and approval of the Second Amendment to the Recognition Agreement.

(f) All notices, demands or other communications between the parties hereto shall be in writing and shall be given in the manner set forth for the giving of notices in the Sublease.

(g) Each party acknowledges that it has been represented by counsel with respect to this Second Amendment and accordingly, each party represents to the other party that it has read and understood the terms hereof and the consequences of executing this Second Amendment. Each party further waives any right it may have to require the provision of this Second Amendment to be construed against the other party who drafted the same.

(h) If any term or provision of this Second Amendment shall be deemed or held, by any court or authority having property jurisdiction to be invalid, illegal, void or unenforceable, the remaining terms and provisions hereof shall nevertheless remain in full force and effect with the intent that the purpose of this Second Amendment will be accomplished.

(i) Each party acknowledges and agrees that except as may be amended by the terms and conditions of this Second Amendment, the terms, covenants and conditions of the Sublease, the First Amendment, the Recognition Agreement and Consent are hereby ratified and confirmed. Upon the consent of the Master Landlord to a fully executed copy of the Second

Amendment, the Sublease, the First Amendment, and this Second Amendment shall collectively be known as the “Sublease”.

25. Exhibits to the Second Amendment. The following exhibits are attached hereto and hereby incorporated with this Second Amendment.

Exhibit A	Building One Expansion Premises
Exhibit B-1	Building One Expansion Premises Furniture
Exhibit B-2	Building One Expansion Premises Furniture
Exhibit C	Building One Expansion Premises Work Letter
Exhibit D	Second Amendment to Recognition Agreement

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Second Amendment as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

ARIBA, INC.		JUNIPER NETWORKS, INC.
a Delaware Corporation		a Delaware Corporation

By:	/s/ Chris Cavanaugh	By:	/s/ Robyn Denholm
Its:	VP & Corporate Controller	Its:	CFO